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EXHIBIT 99.2

NEORX CORPORATION

1991 RESTRICTED STOCK PLAN
(As Amended and Restated on March 18, 2002)
SECTION 1.    PURPOSE

        The purpose of this 1991 Restricted Stock Plan (this "Plan") is to provide a means whereby selected employees, officers, agents, consultants, advisors and independent contractors of NeoRx Corporation (the "Company"), or of any parent or subsidiary thereof (as further defined in Section 11(c), "Related Corporations"), may be granted or sold restricted stock, in order to attract and retain the services or advice of such employees, officers, agents, consultants, advisors and independent contractors and to provide added incentive to such persons by encouraging stock ownership in the Company.

SECTION 2.    ADMINISTRATION

        This plan shall be administered by the Board of Directors of the Company (the "Board") or, in the event the Board shall appoint and/or authorize a committee to administer this Plan, by such committee. The administrator of this Plan shall hereinafter be referred to as the "Plan Administrator."

        In the event a member of the Plan Administrator may be eligible, subject to the restrictions set forth in Section 4, to participate in or receive or hold restricted stock awards under this Plan, no member of the Plan Administrator shall vote with respect to the granting of a restricted stock award hereunder to himself or herself, as the case may be, and, if state corporate law does not permit a committee to grant restricted stock awards to Directors, then any restricted stock award granted under this Plan to a Director for his or her services as such shall be approved by the full Board.

        The members of any committee serving as Plan Administrator shall be appointed by the Board for such term as the Board may determine. The Board may from time to time remove members from, or add members to, the committee. Vacancies on the committee, however caused, may be filled by the Board.

        So long as the Company's common stock (the "Common Stock") is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Board shall consider, in selecting the Plan Administrator and the membership of any committee acting as Plan Administrator of this Plan with respect to any persons subject or likely to become subject to Section 16 under the Exchange Act, the provisions regarding "nonemployee directors," as contemplated by Rule 16b-3 under the Exchange Act.

  2.1.    Procedures

        The Board shall designate one of the members of the Plan Administrator as chairperson. The Plan Administrator may hold meetings at such times and places as it shall determine. The acts of a majority of the members of the Plan Administrator present at meetings at which a quorum exists, or acts reduced to or approved in writing by all Plan Administrator members, shall be valid acts of the Plan Administrator.

  2.2.    Responsibilities

        Except for the terms and conditions explicitly set forth in this Plan, the Plan Administrator shall have the authority, in its discretion, to determine all matters relating to the restricted stock awards to be granted under this Plan, including selection of the individuals to be granted restricted stock awards, the number of shares to be subject to each restricted stock award, the price, if any, at which the restricted stock is to be sold, the term or duration and the type of restrictions to be imposed upon the restricted stock, and all other terms and conditions of the restricted stock awards. Grants under this

Plan need not be identical in any respect, even when made simultaneously. The interpretation and construction by the Plan Administrator of any terms or provisions of this Plan or any restricted stock award granted hereunder, or of any rule or regulation promulgated in connection herewith, shall be conclusive and binding on all interested parties.

  2.3.    Section 16(b) Compliance and Bifurcation of this Plan

        Notwithstanding anything in this Plan to the contrary, the Board, in its absolute discretion, may bifurcate this Plan so as to restrict, limit or condition the use of any provision of this Plan to participants who are officers and Directors subject to Section 16 of the Exchange Act without so restricting, limiting or conditioning this Plan with respect to other participants.

        If a Director or officer subject to Section 16 of the Exchange Act sells shares of restricted stock obtained pursuant to the grant of a restricted stock award under this Plan within six months after the date of such grant, such sale may result in short-swing profit liability under Section 16(b) of the Exchange Act.

SECTION 3.    STOCK SUBJECT TO THIS PLAN

        The stock subject to this Plan shall be the Common Stock, presently authorized but unissued or subsequently acquired by the Company. Subject to adjustment as provided in Section 10, the aggregate amount of Common Stock to be granted or sold as restricted stock under this Plan shall not exceed 400,000 shares as such Common Stock was constituted on the effective date of this Plan. If any restricted stock granted under this Plan shall be forfeited, surrendered, exchanged or canceled for any reason, such shares shall thereupon again be available for purposes of this Plan, including for replacement grants which may be made in exchange for such forfeited, surrendered, exchanged or canceled shares.

SECTION 4.    ELIGIBILITY

        Restricted stock may be granted to any employee, officer, agent, consultant, advisor or independent contractor of the Company or any related corporation, whether an individual or an entity. Any party who receives a grant under this Plan shall be referred to hereinafter as a "Grantee."

SECTION 5.    TERMS AND CONDITIONS OF RESTRICTED STOCK AWARDS

        Restricted stock awards granted under this Plan shall be evidenced by written agreements which shall contain such terms, conditions, limitations and restrictions as the Plan Administrator shall deem advisable and which are not inconsistent with this Plan. Notwithstanding the foregoing, restricted stock awards shall include or incorporate by reference the following terms and conditions:

  5.1.    Number of Shares and Price

        The maximum number of shares of restricted stock that may be granted and the price per share, if any, at which such stock may be purchased shall be as established by the Plan Administrator.

  5.2.    Holding of Certificates

        Each Grantee who receives a restricted stock award shall be issued certificates for the shares of restricted stock. The certificates evidencing the shares of restricted stock shall be imprinted with a legend to the effect that the shares of restricted stock represented thereby may not be sold, exchanged, transferred, pledged, hypothecated or otherwise disposed of except in accordance with the terms of this Plan and the written agreement thereunder, and each transfer agent for the Common Stock shall be instructed to the same effect in respect of such shares. The Plan Administrator may require under such terms and conditions as it deems appropriate or desirable that the certificates for shares of restricted stock delivered under this Plan may be held in custody by a bank or other institution, or that the Company may itself hold such shares in custody until the Restricted Term (as defined in Section 5.3) expires or until restrictions thereon otherwise lapse, and may require, as a condition of any receipt of such shares, that the Grantee shall have delivered a stock power endorsed in blank relating to such shares.

  5.3.    Restricted Term

        Restricted stock shall be subject to a restriction period (after which restrictions will expire), which shall mean a period commencing on the date the restricted stock award is granted and ending on such date or dates as the Plan Administrator shall determine (the "Restricted Term").

        Notwithstanding the foregoing, the Restricted Term shall expire with respect to all shares of restricted stock then subject to the Restricted Term upon the occurrence of (a) the Grantee's death or Disability (as defined in Section 11(b)) during the Restricted Term while the Grantee is an employee, officer, agent, consultant, advisor or independent contractor of the Company, (b) if so provided in the restricted stock award agreement, upon the termination by the Company without Cause (as defined in Section 11(a)) of the grantee's relationship with the Company as an employee, agent, consultant, advisor or independent contractor, or (c) the effective date of a dissolution or liquidation of the Company, or of a reorganization, merger, or consolidation of the Company with one or more corporations which results in more than eighty percent (80%) of the outstanding voting shares of the Company being owned by one or more affiliated corporations or other affiliated entities, or of a transfer of all or substantially all the assets or more than eighty percent of the then outstanding shares of the Company to another corporation or entity (other than a merger of the Company in which the holders of Common Stock immediately prior to the merger have the same proportionate ownership of common stock in the surviving corporation immediately after the merger, a mere reincorporation or the creation of a holding company).

  5.4.    Expiration of the Restricted Term

          (a)  Upon expiration of the Restricted Term applicable to any shares of restricted stock:

      (i)
      The Grantee shall, with respect to such shares, make payment, in the form of cash or a certified or bank cashier's check, to the Company in an amount sufficient to satisfy any taxes or other amounts required by any governmental authority to be withheld and paid over to such authority for the account of the Grantee, or shall otherwise make arrangements satisfactory to the Company for the payment of such amounts through withholding or otherwise; and

      (ii)
      The Grantee shall, if requested by the Company, make appropriate representations in a form satisfactory to the Company that such shares will not be sold other than pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "Act") and any applicable state securities laws, or an applicable exemption from the registration requirements of the Act and any applicable state securities laws.

                The foregoing clause (ii) shall not be effective if and so long as such shares are covered by an effective registration statement under the Act and a prospectus meeting the requirements of Section 10(a)(3) of the Act and the shares are either registered or exempt from registration under any applicable state securities laws. In connection with the issuance and delivery of such shares, the Company shall use its best efforts to comply with any applicable registration requirements of the Act, any applicable listing requirements of any national securities exchange on which stock of the same class is then listed, and any other requirements of law or any regulatory bodies having jurisdiction over such issuance and delivery, including any applicable state securities laws.

          (b)  To the extent permissible under applicable tax, securities and other laws, the Board may, in its sole discretion, permit the Grantee to elect to satisfy the tax withholding requirements described in Section 5.4(a) above by applying shares with respect to which the Restricted Term has expired. Any such tax withholding may be permitted, at the discretion of the Board, for amounts up to the highest marginal income tax rates applicable to the Grantee.

          (c)  The Company shall have the right to withhold from any shares of Common Stock issuable upon the expiration of the Restricted Term an amount equal to such amount required to satisfy the tax withholding requirements.

          (d)  Any election by the Grantee to have shares withheld as provided in Section 5.4(b) above will be subject to the following restrictions:

      (i)
      The election with respect to any shares must be made prior to the expiration of the Restricted Term with respect to such shares; and

      (ii)
      The election will be subject to the approval or disapproval of the Board.

          (e)  The amount to be withheld under an election which meets the foregoing requirements will be the amount required to satisfy the statutory minimum federal, state and local tax withholding requirements; provided, however, that, at its discretion, the Board may allow the Grantee to increase the amount to be withheld under an election at the time when the election is made up to the amount necessary to satisfy the maximum federal, state and local taxes which will be payable by the Grantee with respect to the shares covered by the election.

          (f)    The Board reserves the right to modify the terms of any election to comply with the requirements of any applicable tax, securities and other laws or accounting principles.

  5.5.    Nontransferability of Restricted Stock

        During the Restricted Term, the shares of restricted stock granted under this Plan may not be transferred, assigned, pledged or hypothecated in any manner (whether by operation of law or otherwise) other than by will or by the applicable laws of descent and distribution or pursuant to the terms of a qualified domestic relations order as defined in the Internal Revenue Code of 1986, as amended (the "Code"), and shall not be subject to execution, attachment or similar process. Any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of any such shares under this Plan or of any right or privilege conferred hereby, contrary to the Code or to the provisions of this Plan, or the sale or levy or any attachment or similar process upon the rights and privileges conferred hereby shall be null and void. Notwithstanding the foregoing, if the Company permits, a Grantee may, during the Grantee's lifetime, designate a person to receive such shares after the Grantee's death by giving written notice of such designation to the Plan Administrator. Such designation may be changed from time to time by the Grantee by giving written notice to the Plan Administrator revoking any earlier designation and making a new designation.

SECTION 6.    VOTING AND OTHER RIGHTS

        During the Restricted Term, the Grantee shall, except as otherwise provided herein, have all the rights of a shareholder with respect to all the shares of restricted stock subject to the Restricted Term not previously forfeited by the Grantee pursuant to the terms of this Plan and any related agreement, including, without limitation, the right to vote such shares and the right to receive all dividends or other distributions with respect to such shares. In connection with the payment of such dividends or other distributions, there shall be deducted any taxes or other amounts required by any governmental authority to be withheld and paid over to such authority for the account of the Grantee.

SECTION 7.    FORFEITURE OF SHARES

        In the event that (a) the Grantee's relationship with the Company or any Related Corporation (as defined in Section 11(c)) as an employee, officer, agent, consultant, advisor or independent contractor ceases at any time before the end of the Restricted Term for any reason other than (i) his or her death or Disability (as defined in Section 11(b)), (ii) if so provided in the restricted stock award agreement, his or her involuntary termination without Cause (as defined in Section 11(a)), or (iii) the acquisition or merger of the Company or any similar transaction where the Company is not the survivor or the sale of all or substantially all the assets of the Company or (b) specified financial and strategic goals, if any, established by the Plan Administrator are not met prior to a date specified by the Plan Administrator (all such events referred to herein as an "Event of Forfeiture"), then all shares then subject to the Restricted Term shall thereupon be forfeited by the Grantee and transferred back to the Company without any consideration or payment therefor to the Grantee. Upon any such Event of Forfeiture, the Grantee shall deliver to the Company all certificates evidencing the shares subject to the Restricted Term, accompanied by stock powers and other instruments of transfer duly executed by the Grantee. After the time when any shares are required to be delivered to the Company for transfer to it pursuant to this Section 7, the Company shall not pay any dividend to the Grantee on account of such shares, or permit the Grantee to exercise any privileges or rights of a shareholder with respect to such shares, but shall, insofar as permitted by law, treat the Company as the owner of such shares.

        For purposes of this Section 7, a transfer of relationship as an employee, officer, agent, consultant, advisor or independent contractor between the Company and any Related Corporation shall not be deemed to constitute a cessation of relationship with the Company or any of its Related Corporations. For purposes of this Section 7, employment shall be deemed to continue while the Grantee is on military leave, sick leave or other bona fide leave of absence (as determined by the Plan Administrator). The foregoing notwithstanding, employment shall not be deemed to continue beyond the first 90 days of such leave, unless the Grantee's reemployment rights are guaranteed by statute or by contract or unless the Plan Administrator determines otherwise.

SECTION 8.    DELIVERY OF REPLACEMENT CERTIFICATES

        Upon the Grantee's satisfaction of the requirements of Section 5.4, the Company shall deliver replacement certificates with respect to those shares no longer subject to the Restricted Term and related instruments of transfer which shall evidence that the shares are no longer subject to the Restricted Term. The Grantee shall, as a condition to such delivery, surrender the certificate(s) with respect to those shares no longer subject to the Restricted Term.

SECTION 9.    EFFECT ON GRANTEE'S CONTINUED RELATIONSHIP WITH THE COMPANY

        While it is intended that the Grantee's continued relationship with the Company or a Related Corporation as an employee, officer, agent, consultant, advisor or independent contractor during the Restricted Term is required in order for the Grantee to be able to retain all the shares (except as otherwise provided in Section 5.3), the Grantee's right, if any, to continue to serve the Company and any Related Corporation as an employee, officer, agent, consultant, advisor or independent contractor shall not be enlarged or otherwise affected by the grant to the Grantee of a restricted stock award, nor shall such grant in any way restrict the right of the Company or Related Corporation to terminate the Grantee's relationship as an employee, officer, agent, consultant, advisor or independent contractor at any time for any reason.

SECTION 10.    STOCK SPLIT, REORGANIZATION, MERGER, ETC.

        In the event of any recapitalization, reclassification, stock split or reverse stock split of the outstanding shares of Common Stock, the aggregate number and class of securities for which restricted stock awards may be granted under the Plan shall be proportionately adjusted. All securities received by the Grantee in respect of the Shares subject to the Restricted Term as a result of any merger, consolidation, sale of assets, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other distribution shall be subject to the provisions of the Plan unless the Restricted Term ends as a consequence of such transaction pursuant to Section 5.3.

SECTION 11.    DEFINITIONS

        (a)  "Cause"—Termination by the Company of the Grantee's relationship with the Company as an employee, officer, agent, consultant, advisor or independent contractor for "Cause" means termination due to:

    (i)
    Any felonious act by the Grantee; or

    (ii)
    Unexcused absence, which is defined as:

      failure by the Grantee to attend to his or her regularly assigned duties at the Company on a full-time basis for reasons other than incapacity due to physical or mental illness, or other than due to Disability (as defined in Section 11(b)); and

      failure by the Grantee to return to full-time performance of his or her duties within fifteen (15) days after written notice to the Grantee calling for the Grantee's return to his or her regularly assigned duties is given by the Company.

        (b)  "Disability" means incapacity due to physical or mental illness which prevents the Grantee from performing his or her regularly assigned duties at the Company on a full-time basis for a consecutive period in excess of six months. Disability may be established only by a written certificate from an independent licensed physician.

        (c)  "Related Corporation," when referring to a subsidiary corporation, means any corporation (other than the Company) in, at the time of the granting of the restricted stock award, an unbroken chain of corporations ending with the Company, if stock possessing 50% or more of the total combined voting power of all classes of stock of the corporations other than the Company is owned by one of the other corporations in such chain. When referring to a parent corporation, the term "Related Corporation" shall mean any corporation in an unbroken chain of corporations ending with the Company if, at the time of the granting of the restricted stock award, each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

SECTION 12.    MODIFICATION AND AMENDMENT OF RESTRICTED STOCK AWARDS

        Subject to the terms and conditions and within the limitations of this Plan, the Plan Administrator may modify or amend outstanding restricted stock awards granted under this Plan. The modification or amendment of an outstanding restricted stock award shall not, without the consent of the Grantee, impair or diminish any of the Grantee's rights or any of the obligations of the Company under such restricted stock award. Except as otherwise provided in this Plan, no outstanding restricted stock award shall be terminated without the consent of the Grantee.

SECTION 13.    AMENDMENT AND TERMINATION

  13.1.      Board Action

        The Board may at any time suspend, amend or terminate this Plan, provided that the approval of the holders of a majority of the Company's outstanding shares of voting capital stock is necessary at the next annual meeting of shareholders of the Company after the adoption by the Board of any amendment which will:

    (a)
    increase the number of shares of restricted stock that may be granted under this Plan;

    (b)
    materially modify the requirements as to eligibility for participation in this Plan; or

    (c)
    otherwise materially increase the benefits accruing to the participants under this Plan.

  13.2.      Termination

        The plan shall continue in effect until it is terminated by action of the Board or the Company's shareholders. No restricted stock award may be granted after any such termination or during any suspension of this Plan.

  13.3.      Effect of Amendment or Termination

        The amendment or termination of this Plan shall not, without the consent of the Grantee, alter or impair any rights or obligations under any restricted stock award theretofore granted under this Plan.

SECTION 14.    EFFECTIVENESS OF THIS PLAN

        This Plan shall become effective upon adoption by the Board so long as it receives approval by the holders of a majority of the Company's outstanding shares of voting capital stock at the 1992 Annual Meeting.

        Adopted by the Board of Directors on December 17, 1991 and approved by the Shareholders on February 20, 1992. Plan shares adjusted to reflect one-for-four reverse stock split, on December 13, 1993 from one million shares authorized under this plan to 250,000 shares after reverse stock split. Amended and restated by the Board of Directors on December 3, 1996. Amendment to Section 3 adopted by the Board of Directors on March 18, 2002 to increase the number of shares authorized under the Plan from 250,000 to 400,000 shares, approved by the shareholders on May 2, 2002.

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  EXHIBIT 99.2